Registration Statement No. ____________

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933, AS AMENDED

VOCALSCAPE NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Nevada	98-0207554
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer ID. No.)

170 E. Post Road, Suite 206
White Plains, New York 10601
(914) 448-7600
(Address of Principal Executive Offices)

VOCALSCAPE NETWORKS, INC. 2006 STOCK OPTION PLAN
(Full Title of Plan)

Ron McIntyre
President
Vocalscape Networks, Inc.
2170 E. Post Road, Suite 206
White Plains, New York 10601
(914) 448-7600
(Name, Address and Telephone Number of Agent for Service of Process)

If any of the Securities being registered on this Form S-8 are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

CALCULATION OF REGISTRATION FEE

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered*	Proposed Maximum Offering Price Per Share**	Proposed Maximum Aggregate Offering Price**	Amount of Fee
Common Stock, $0.001 par value	3,200,000	$0.18	$576,000	$61.63

(1) Robert Koch, Chairman of the Board of Directors of the Registrant, is registering for reoffer and resale 3,000,000 shares of common stock underlying options granted under the Registrants’ 2006 Stock Option Plan (the “Plan”). Ron McIntyre, President of the Registrant is registering for reoffer and resale 200,000 shares of common stock underlying options granted under the Plan. All 3,200,000 shares were registered on Form S-8 on November 2, 2006, file number 333-138375.

(2) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457. On November 6, 2006, the fair market value of Vocalscape Networks, Inc. Common Stock, determined from its closing price on the Over-the-Counter Bulletin Board was $0.18 per share. On this basis, the maximum aggregate offering price for the shares being registered hereunder is $576,000, and this is the basis for computing the filing fee in accordance with Rule 457(h) and at a rate of the aggregate offering price multiplied by .000107.

EXPLANATORY NOTE

This Registration Statement includes a reoffer prospectus (the “Reoffer Prospectus”) prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. This Reoffer Prospectus may be used for reoffers or resales, on a continuous or delayed basis, of an aggregate of 3,200,000 shares of common previously issued to Robert Koch, Chairman of the Board of Directors of the Registrant, and Ron McIntyre, President of the Registrant. Such 3,200,000 shares of common stock were issued pursuant to the Registrants’ 2006 Stock Option Plan, referenced in note 1 to the “Calculation of Registration Fee” section, above.

REOFFER PROSPECTUS

This document constitutes part of a prospectus covering
securities that have been registered under the Securities Act of 1933.

3,200,000 Shares

VOCALSCAPE NETWORKS, INC.

Common Stock

(par value $0.001 per share)

VOCALSCAPE NETWORKS, INC.
2006 STOCK OPTION PLAN

This prospectus is being used in connection with the offering from time to time by Robert Koch and Ron McIntyre, selling stockholders of our company or their successors in interest of an aggregate of 3,200,000 shares of the common stock which have been issued pursuant to the Registrant’s 2006 Stock Option Plan (the “Plan”).

The common stock may be sold from time to time by the selling stockholders or by their pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The common stock may be sold by one or more of the following: (i) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell portions of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (iii) an exchange distribution in accordance with the rules of such exchange; and (iv) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholder in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Act”) in connection with such sales. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement.

On November 6, 2006, the last reported sale price for our common stock on the OTC Bulletin Board was $0.18 per share.

See “Risk Factors” beginning at page 6 for certain information which should be carefully considered by prospective purchasers of the Shares offered hereby.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED
OR DISAPPROVED OF THESE SECURITIES, NOR HAS IT DETERMINED
IF THIS PROSPECTUS IS TRUTHFUL AND COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is November 7, 2006

PROSPECTUS SUMMARY

The following summary contains basic information about Vocalscape Networks, Inc. and this prospectus. It may not contain all of the information that is important to you. For a more complete understanding, we encourage you to read the entire prospectus and the documents incorporated by reference into this prospectus. In this prospectus, the words “Vocalscape Networks,” “Company,” “we,” “our” and “us” refer to Vocalscape Networks, Inc.

THIS OFFERING

Common Stock outstanding before the offering	57,123,435 (1)

Common Stock outstanding after the offering	57,323,435

Use of Proceeds	We will not receive any proceeds from the sale of common stock by the selling shareholder.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 6.

OTC Bulletin Board Trading Symbol	VOSC

(1)	As of November 7, 2006. Does not include shares of common stock issuable upon exercise of options or warrants.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the Securities Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) are incorporated herein by reference: (i) the Registrant’s Annual Report on Form 10-KSB and Form 10-KSB, as amended, for the fiscal year ended December 31, 2005, and (ii) the Registrant’s Quarterly Reports on Form 10-QSB and Form 10-QSB, as amended, for the quarter ended March 31, 2006, and June 30, 2006 (iii) the Registrant’s Reports on Forms 8-K and Forms 8-K, as amended, filed January, 9, 2006, January 23, 2006, March 30, 2006, April 27, 2006, June 1, 2006, June 26, 2006 and September 29, 2006, (iv) the Registrant’s Registration Statement on Form 10-SB, as amended, as filed with the Commission on September 8, 1999, and (v) the Registrant’s Registration Statement on Form S-8, as filed with the Commission on November 2, 2006, and (vi) all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of that person, a copy of all documents incorporated by reference into the registration statement of which this prospectus is a part, other than exhibits to those documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to: Ron McIntyre, President, 170, E. Post Road, Suite 206, White Plains, New York 10601, telephone (604) 696-6313.

THE COMPANY

Background

Prior to its merger, effective October 4, 2005, with Dtomi, Inc., a Nevada corporation (“Dtomi”), the assets of Vocalscape were operated in a Delaware corporation named “Vocalscape, Inc.”, and the shares of common stock of Vocalscape, Inc. were quoted on the Pink Sheets in 2004 and part of 2005 (while it operated what is now the current business of Vocalscape). Prior to the merger with Dtomi on October 4, 2006, Vocalscape, Inc. sold and assigned substantially all of its assets to a wholly-owned subsidiary named “Vocalscape Networks, Inc.”, which merged with a wholly-owned subsidiary of Dtomi, named “Dtomi Acquisition Corp.”, which was a Nevada corporation. Vocalscape Networks, Inc. was the surviving corporation in the merger with Dtomi Acquisition Corp, and changed its name to “Vocalscape Operating Subsidiary, Inc.” Shortly thereafter, “Dtomi, Inc. changed its name to “Vocalscape Networks, Inc.”, and Vocalscape Operating Subsidiary, Inc. is a wholly owned subsidiary of Vocalscape Networks, Inc.

Summary of Business

Vocalscape is a next generation communications provider that provides Voice over Internet Protocol (“VoIP”) solutions. What used to be housed in multiple refrigerator sized boxes costing over $1M (with additional funds needed for telephony features) is now available on a group of five computers not much larger that a standard desktop PC’s available from Dell. It is a ‘paradigm shift.’ We provide the end-to-end solution comprised of hardware and software that allow companies to offer residential telephony services without the need for investments totaling millions of dollars. The experience is the same - you just pick up the phone and make a call - long distance or local.

Vocalscape Milestones

Prior to its merger with Dtomi, Inc., the business of Vocalscape had been operated for approximately two years. With limited funding, it has been able to deliver to the market a very strong group of solutions. These encompass Residential VoIP systems (prepaid / subscription), Calling Card Solutions, Multiple versions of our Eyefon Softphone and an impressive list of features within the systems. These features consist of Standard Voicemail, Voicemail to E-mail, Web Voicemail, Online Payment, Fax to E-mail, Call forwarding, Virtual Numbers, Caller ID and 3 way calling.

VoIP is an alternative technology that can replace services provided by the traditional telephone network. VoIP technology translates voice into data packets, transmits the packets over data networks and reconverts them into voice at the destination. Unlike traditional telephone networks, VoIP does not use dedicated circuits for each telephone call; instead, multiple users for voice, data and video can share the same VoIP network simultaneously. This type of data network is more efficient than a dedicated circuit network because the data network is not restricted by the one-call, one-line limitation of a traditional telephone network. This improved efficiency creates cost savings that can be passed on to the consumer in the form of lower rates.

As a result of these developments, consumers, enterprises, ISPs, ITSPs and telecommunications companies are continuing to embrace offerings from VoIP providers. Consumers, particularly in emerging markets, are increasingly using VoIP-enabled services, to overcome regulatory and incumbent-imposed constraints to reduce their telephony costs. Enterprises are significantly dropping their telephony expenses by using VoIP to link users within offices and around the world. VoIP enables telecommunications providers to reduce their network costs and to deliver new products and services that cannot be supported by traditional telephone networks.

Target Markets/Solutions

Vocalscape delivers a grouping of technology and solutions that provide reliable VoIP solutions and products to service providers, new entrants and existing VoIP providers. These solutions and hardware are built to work with dial-up, high-speed and wireless networks using both private networks and public internet connections.

Target Market	Solution/Product

ISPs/ITSPs (medium size)	Residential VoIP Telephony Solution Resellers of DigitalEphone Solution

Alternative Operators	Residential VoIP Telephony Solution Calling Card Solution

Cable Operators with VoIP systems	VoIP Telephony Adapters

Independent Local Exchange Carriers (ILEC) Local Exchange Carriers (LEC) Competitive Local Exchange Carriers (CLEC) With VoIP Services/IP PBX Services	VoIP Telephony Adapters IP Telephones Eyefon Softphone

Enterprises	IP Telephones Eyefon Softphone

Residential/SOHO Telephony Users	DigitalEphone Solution

Market Opportunity

Vocalscape is focused on supplying residential VoIP Solutions, products and services to the ISP, ITSP, Alternative Operators and existing ILECS, LECS and Enterprises.

Arthur D. Little expects that VoIP will be one of the most widely used application on the Internet by 2010, with over 70% of households with broadband subscribing to the service.

One of the market leaders within the VoIP market for residential subscribers is Vonage. They are spending hundreds of millions of dollars educating the market on broadband VoIP phone services and have revolutionized the fixed line business with unlimited calling plans at very low rates. This has a “halo” effect and is driving entrepreneurs, ISP’s, Cable operators to rapidly search for their own VoIP telephony solutions.

Vocalscape has the following approach to the VoIP market Opportunity:

Sell to the Service provider marketplace

The ISP’s, and Cable Operators already have a customer base with broadband services with a relatively stagnant revenue base - they are looking for additional revenues from their current customers along with expansion outside of their current geographical boundaries.

Alternative Operators are very much looking for the same Residential telephony systems and also represent a significant segment of potential customers.

Provide our own residential services to the market using what we have learned by working with our clients through our own branded solution - tentatively called DigitalEphone

This direct to consumer model will allow Vocalscape to directly target consumers that would like an alternative VoIP telephony service. This approach also allows Vocalscape to also target companies that would potentially like to resell our services under the DigitalEphone brand.

Vocalscape is positioned uniquely to capture a share of the VoIP service provider and hardware marketplace. The solutions developed by Vocalscape are critical for the new entrant VoIP provider. The hardware products and softphone can target the existing VoIP businesses. Vocalscape’s solutions set will be one of the first to completely install every aspect of the VoIP business for entrepreneurs and also include the option to choose parts of the product platform. The modular system and robust set of technology and hardware can be easily integrated into the telephony network. Vocalscape delivers the capabilities providers require to create a business and, in doing so, creates the opportunity for Vocalscape to service its ongoing support, enhancement, network monitoring and support needs.

Vocalscape Solution

Vocalscape delivers residential/soho telephony solutions to our clients. In order to do so, we have partnered, purchased or developed the products and services necessary to create the total solution. The products are a combination of both software and hardware.

Software: Turnkey VoIP solutions

Residential System

Vocalscape has designed and developed a residential telephony system that is a total solution. It encompasses the complete lifecycle of the customer from Initial signup online, assignment of phone numbers and features (voicemail, call forwarding, caller id etc.), My Account functionality for the customer (Call Details, Payment/Billing), Warehousing and Account administration features (customer views, rates administration, account payment, reporting etc) as part of the Customer service and System Administration features. It is an end to end solution.

The residential system is available as either a Prepaid or a Subscriber solution.

The residential system is available as either a Prepaid or a Subscriber solution.

•
The prepaid solution allows customer to purchase a device from a retail store/online and then activate it online to receive a phone number, calling features and a set amount of airtime. The airtime decrements as calls are made. This can then be recharged online through a credit card or banking transaction.

•
The Subscriber solution allows a customer to purchase a device from a retail store or online that is activated on the system when the customer has registered. The customer is billed monthly for the service which can either be based on minutes usage or unlimited calling within a region. Calling outside of the region will incur long distance charges

Calling Card System

Vocalscape’s VoIP Calling Card solution allows businesses to run a calling card business. Customers can purchase either one time calling cards from retail locations or virtual calling cards online. One time cards contain a fixed value and are not refillable. The virtual calling card can be refilled online using a credit card to pay. The system allows resellers to generate cards, manage user accounts, offer multiple packages and generate reports. The solution also enables a business to set up a variety of rules regarding service fees.

Services

DigitalEphone Retail System

As an additional revenue stream to the overall residential/soho model, Vocalscape is becoming a Residential service provider with the DigitalEphone system running on the Vocalscape Residential Solution. . The service has been set-up to offer broadband and dial-up accessible VoIP phone service to compete with Vonage, Packet 8 and other major providers. DigitalEphone will compete in this market through reseller partnerships with ISPs, web site communities and entrepreneurs.

Production Support and Monitoring

Vocalscape provides to its customer ongoing production support and monitoring services. These services are comprised of second tier technical support and 7x24 system monitoring through our state of the art SNMP monitoring system which pages and e-mails our support staff if any system deficiencies are noted.
System Enhancements

From time to time our customer require modifications to the systems that they have purchased - Vocalscape provides these services to them on either a contract or time and materials basis.

Consulting

•
Business Consulting - Vocalscape brings extensive industry knowledge to assist customers in developing a long-range VoIP strategy and how to develop and implement models that will result in a successful business

•	Telephony Engineering - Our engineers are experts in both the network and telephony domains. We can solve problems and implement system that traverse both the IP and Telephony networks.

•	Custom Termination Solutions for large customers - Vocalscape has partnered with various service providers to enable our customers the best connections to destinations throughout the world

Future Product Offerings

Seamless 911 Dashboard and Emergency Services

Vocalscape is integrating 911 and emergency services modules into their current system. This produces a base code module for integrating multiple 911 providers and enabling a seamless 911 dashboard for VoIP providers to meet the emergency services requirements of their respective countries. The expert telephone engineers on Vocalscape’s staff and development team have built a reliable, redundant and efficient solution within the Vocalscape system that is being matured into a module for resale. This addition will enable existing networks to meet the 911 requirements that were imposed by the Federal Communications Commission on May 19, 2005. These regulations require Internet telephone companies to provide emergency 911 services to all their customers. Globally, these services are being mandated and a large market for the service and dashboard software is expected.

IP PBX Subscriber System

The IP phone system market (“PBX”) is one of the fastest growing markets benefiting telephone services to businesses. The hosted platform Vocalscape is developing will enable resellers to service businesses online. It will feature a self-managed phone system. The billing and logistical requirements have been done within the Vocalscape subscriber platform. Further development is being completed to simplify the self-management functions of the automated attendant, the management of multiple phone numbers and extensions and the administrative control of individual user accounts. With the completion of the hosted business IP PBX solution, Vocalscape will be one of the only solutions providers within the market to complete an IP PBX system featuring its own manufactured handsets and devices. Until recently, the only market providers with this breadth of product and software solutions were CISCO and Lucent. Hosted VoIP enables enterprises to capitalize on the cost advantages of converging voice and data networks without the large capital investment in equipment. The hosted VoIP market is expected to grow from $233 million in revenues in 2005 to $1.2 billion by 2010, for a compound annual growth rate of almost 40%.

Call Centers, Logistics and Field Services

Vocalscape is developing an intricate network of support providers and partners to maintain their products and client networks. The call centers and support networks will be an additional service to clients who do not have the infrastructure to handle the necessary support. Through this network, Vocalscape can provide a client located anywhere in the world with a custom support solution that covers the full range of modern support services from call centers to parts replenishment systems and direct field support.

Technology and Product Development

Vocalscape has a team of highly skilled and experienced engineers with significant software and systems industry experience. These senior engineers and management have significant experience in telecommunications, communication and control systems development. Vocalscape will be able to bring to market its products in a timely fashion while retaining the IP, and producing a superior product with high reliability and quality. Our core team overseeing the development and design has expertise in systems engineering and application level software.

Sales and Marketing

Vocalscape’s growth is based on:

1.    A proven and growing market
2.    Direct and Indirect sales team.
3.    A world-class technical team.
4.    Customer focused operations and execution.
5.    Global presence via the web, resellers and existing clients.

Vocalscape will build an integrated sales team consisting of both direct and indirect resources. Direct resources will target the ISP’s, ITSP’s and Alternative Providers with the residential VoIP solution. Indirect channels will include VARs that supply the growing VoIP provider market with hardware endpoint devices.

The sales force will also utilize web based leads (generated by search engine, blog, publication and email marketing) and outbound telemarketing to go directly after the solution sales clients.

A select number of tradeshows will be attended to build the Vocalscape brand and the awareness of the solutions and product offerings from the company.

At this time, Vocalscape has targeted its initial marketing efforts to alternative providers, ISPs and ITSPs within North America.

Competitive Advantages

Vocalscape has many competitive advantages, including:

1.	Proven in-house expertise in VoIP networks
2.	Established in global markets.
3.	Strategic approach to growth that leverages well established clients and business networks.
4.	Solutions that save time, money and resources.
5.	Outsourced manufacturing
6.	Existing, well-established relationships with ISPs and telephony providers.
7.	A clearly articulated and fully framed technology development strategy.

8.	A balance between world-class technologists and experienced business leaders.
9.	An intellectual property protection plan.
10.	In-house experts that have built a strong following of online readers of articles and publications on VoIP start-up opportunities and who have created an expert name for Vocalscape Networks online.
11.	Legislation and regulations are adapted within the VoIP system to meet market needs, making all Vocalscape and AzaTel solutions one-stop leading edge technology.

Vocalscape has a significant amount of trade secrets and proprietary technology within their overall portfolio of applications and hardware devices that span over two years of development .

Our belief is that VoIP is no different than traditional high-cost telephone service .   W hen a client picks up the phone , they want it to work exactly like the traditional phone. Our extensive knowledge and systems enable us to provide this experience.

 Competition

The market for VoIP telephony software and services is relatively new and is quickly evolving and subject to rapid technological change. The VoIP telephony market has also seen significant consolidation and this trend is projected to continue. The companies presented below are not meant to be an exhaustive list of competitors to Vocalscape, but it represents the largest and most active participants in this market:

Residential/SOHO VoIP System

Net2Phone

Net2Phone provides VoIP PacketCable, SIP and wireless solutions around the world. As leaders in service providers with turnkey hosted VoIP telephony services, Net2Phone has routed billions of retail VoIP minutes globally, servicing more than 100,000 users in the US as well as hundreds of thousands of more overseas. Net2Phone’s hosted SIP platform provides partners with residential broadband telephony, calling cards, prefix dialing and enterprise services in over 100 countries. Net2Phone’s PacketCable platform provides cable operators with the ability to deliver a primary line replacement service with guaranteed features such as 911.

Deltathree

Deltathree is a provider of Internet telephony solutions to consumers, resellers and service providers worldwide. Deltathree offers a wide range of VoIP services including broadband phone, PC to phone, virtual calling cards and more.

Deltathree sells outsourced platforms similar to that of Vocalscape for cable companies and a hosted solution for resellers.

VocalTec Communications Ltd.

VocalTec is a telecom equipment provider offering next generation network (“NGN”) VoIP carrier class call control and hosted telephony platforms. Their customer base includes Deutsche Telekom, Intelcom San Marino (a subsidiary of Telecom Italia Sparkle), RomTelecom and Hanoi Telecom. The company’s flagship Essentra® Softswitch Platform offers carriers a rich set of residential and enterprise telephony services, supporting both legacy and advanced IP based multimedia devices. VocalTec’s products provide carriers with call control, interface to legacy telephone systems as well as peering with other NGNs. VocalTec continues to offer innovative and advanced telecommunication solutions for carriers and service providers who migrate to NGN.

VocalTec competes with Vocalscape on supplying subscriber platforms and solutions to Telecom and ISP target markets. Their systems sales are over $100,000 per system and they target a very high-end clientele. Therefore the volume of their sales is low and their per quarter income is limited to handling a few clients at a time. It is our assumption that firms such as VocalTec will feel a decline in revenues based on competition by lower entry solutions such as Vocalscape.

The Company   is headquartered in White Plains, New York and has an engineering and sales office in Vancouver, British Columbia, Canada

The company recognizes that, without additional financing, the continued development and subsequent market success of the Company is highly uncertain. Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our principal corporate and executive offices are located at 170 E. Post Road, Suite 206, White Plains, New York 10601. Our telephone number is (914) 448-7600. We maintain a website at www.vocalscape.com. Information contained on our website is not part of this prospectus.

FORWARD LOOKING STATEMENTS

This Registration Statement on Form S-8 release contains “forward-looking statements.” In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms and other comparable terminology. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Actual results may differ materially from the predictions discussed in these forward-looking statements. The economic environment within which we operate could materially affect our actual results. Additional factors that could materially affect these forward-looking statements include, among other things, the company’s ability to (i) adapt to rules and regulations that may be promulgated that affect how Vocalscape must conduct its Voice-over-Internet Protocol business and operations; (ii) market and distribute its Voice-over-Internet Protocol services; (iii) secure capital to continue operations; (iv) achieve and manage growth; and (v) develop or acquire new technology to effectively provide new and/or better services. Additional factors that will impact the company’s success include the company’s ability to attract and retain qualified personnel; the voting decisions of Robert Koch, who controls approximately 97% of the voting power of all security holders of the Vocalscape; and other factors discussed in Vocalscape’s filings with the Securities and Exchange Commission.

Our management has included projections and estimates in this Form 10-KSB, which are based primarily on management’s experience in the industry, assessments of our results of operations, discussions and negotiations with third parties and a review of information filed by our competitors with the Securities and Exchange Commission or otherwise publicly available. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

RISK FACTORS

An investment in our shares of common stock involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Additional risks and uncertainties that we do not currently know about or that we currently deem immaterial may also adversely affect our business, financial condition and results of operations. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See “Forward-Looking Statements.”

OUR OPERATING HISTORY IS MORE LIMITED THAN THAT OF MANY OTHER COMPANIES, SO YOU MAY FIND IT DIFFICULT TO EVALUATE OUR BUSINESS IN MAKING AN INVESTMENT DECISION.

The Company is a Nevada corporation formed in 1998 and has an extremely limited operating history. The Company will be vulnerable to a variety of business risks generally associated with young, rapidly growing companies, such as an uncertain ability to execute its business plan and manage growth and expansion, the possible need for substantial additional financing, uncertainty of market acceptance, dependence on key personnel and considerable competition. Consequently, the Company’s prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as those in which the Company intends to compete. These risks also include evolving and unpredictable business models, the Company’s ability to anticipate and adapt to developing markets, acceptance of VoIP by Internet users, consumers and business customers of the Company’s software and services. To address these risks, the Company must, among other things, attract and retain a sufficient number of customers for its software and services, maintain its business customer base, respond to competitive developments, continue to attract, retain and motivate qualified personnel, provide superior customer service, and continue to develop and upgrade its technologies and commercialize its services incorporating such technologies. There can be no assurance that the Company will be successful in addressing such risks, and a failure to do so could have a material adverse effect on the Company’s business, financial condition and results of operation.

WE HAVE NOT BEEN PROFITABLE TO DATE, WE MAY NEVER BE PROFITABLE AND WE ANTICIPATE CONTINUED LOSSES FOR THE FORESEEABLE FUTURE.

To date, we have not been profitable. We cannot assure you that we will ever achieve or sustain profitability. We have operating losses of $1,837,821 for 2005 and $500,965 for 2004. As of December 31, 2005, our accumulated deficit was $2,424,097. We expect to incur operating losses for the foreseeable future. In particular, we expect to continue to invest heavily in research and development and sales and marketing, and we expect to face pressure to adopt new pricing arrangements, including volume discounts, that may lower our gross margins. If revenues do not meet levels we anticipate, or if our costs and expenses exceed our expectations, we will continue to sustain losses, and our business and the price of our common stock may be harmed.

IF WE FAIL TO DEVELOP SOFTWARE PRODUCTS OR WE OR OTHERS FAIL TO DEVISE AN APPROPRIATE PRICING MODEL FOR THESE PRODUCTS, WE ARE UNLIKELY TO ACHIEVE OUR REVENUE GOALS.

Our future growth and profitability, if any, depend, to a great extent, on our being able to develop and market future versions of our software that can be licensed to current and potential customers as a separate product. This is a complex, long-term development effort in a rapidly changing and competitive arena. We may not be able to complete the effort successfully or in a timely fashion, particularly given our lack of experience in development projects of this magnitude. The VoIP telephony solutions and communications software that the Company intends to provide for Internet Service Providers (ISPs), Internet Telephony Service Providers (ITSPs) and Telecommunications companies worldwide has been created and licensed to limited number of customers as of the date of this Memorandum. See “Company Overview.” There are ongoing requirements for software updates and enhancements. Consequently, there can be no assurance that the Company’s engineering and technical design efforts will be successful in completing such updates and enhancements. The Company’s future success will depend in part upon its ability to design and implement new features to its VoIP telephony solutions and communications software. There can be no assurance that the Company will successfully develop or commercialize software updates, enhancements and new features in a timely manner, or that such updates, enhancements and new features will achieve market acceptance. Any failure to design and implement a working version of the Company’s system on a timely basis and at a price acceptable to ISPs, ITSPs and Telecommunications companies could have a material adverse effect on the Company’s business, operating results and financial condition.

Additionally, the VoIP telephony solutions and communications software that the Company intends to provide for ISPs, ITSPs and Telecommunications companies worldwide has been created and licensed to limited number of customers as of the date of this Memorandum. See “Company Overview.” There are ongoing requirements for software updates and enhancements. Consequently, there can be no assurance that the Company’s engineering and technical design efforts will be successful in completing such updates and enhancements. The Company’s future success will depend in part upon its ability to design and implement new features to its VoIP telephony solutions and communications software. There can be no assurance that the Company will successfully develop or commercialize software updates, enhancements and new features in a timely manner, or that such updates, enhancements and new features will achieve market acceptance. Any failure to design and implement a working version of the Company’s system on a timely basis and at a price acceptable to ISPs, ITSPs and Telecommunications companies could have a material adverse effect on the Company’s business, operating results and financial condition.

OUR SUCCESS DEPENDS ON OUR ABILITY TO MAINTAIN AND INCREASE OUR CUSTOMER BASE.

Our goal of achieving profitability depends on our ability to maintain and expand our customer base. However, our customers are generally free to use competing products and services, and the costs of switching are low, so we could face significant customer losses. Our customers are generally not obligated to generate minimum revenues, and some generate very little revenue for us. These factors make it difficult to anticipate what our future revenues from existing customers will be. In addition, our success depends on our ability to expand our customer base. During 2004, 81% of revenues was from one customer. During 2005, 92% of revenues was from three customers. If we lose any significant customer or are unable to expand our customer base and to increase our average revenues per customer, our business will be harmed.

WE DEPEND ON OUR CUSTOMERS TO MARKET NEW INTERNET-BASED SERVICES TO THEIR END USERS, SO OUR REVENUES DEPEND ON THE ACTIVITIES OF OTHERS AND THE MARKET ACCEPTANCE OF THOSE NEW SERVICES.

Our business depends on the efforts and success of our customers in marketing Internet-based services to their end users. Our ability to promote those services is limited. Many Internet-based services, such as Internet telephony, are new and have not achieved widespread acceptance in the marketplace. As a result, our customers may be reluctant to promote these services until they gain greater commercial acceptance, which may never occur. If our customers fail to market Internet-based services effectively, for any reason, our revenues would be reduced.

WE ANTICIPATE THE NEED FOR ADDITIONAL CAPITAL TO FUND OUR OPERATIONS AND GROWTH; IF FINANCING IS NOT AVAILABLE ON ACCEPTABLE TERMS, OUR ABILITY TO SUCCEED WILL BE HAMPERED.

The Company currently believes that its existing capital resources, including the net proceeds of this offering, will be sufficient to meet its presently anticipated cash requirements through at least the next three years of operation. No assurance can be given that the Company will not be required to raise additional financing prior to such time. If and when additional funds are raised through the issuance of equity securities, Shareholders of the Company may experience significant dilution. Furthermore, there can be no assurance that additional financing will be available when needed or that if available, such financing will include terms favorable to the Company or its Shareholders. If such financing is not available when required or is not available on acceptable terms, the Company may be unable to develop or enhance its services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on the Company’s business, financial condition and results of operations.

WE FACE SIGNIFICANT COMPETITION IN THE MARKETS IN WHICH WE OPERATE, INCLUDING COMPETITION FROM LARGE TELEPHONE COMPANIES, WHICH COULD MAKE IT MORE DIFFICULT FOR US TO SUCCEED.

The VoIP markets targeted by the Company are becoming intensely competitive and subject to rapid change. Competitors vary in size and in the scope and breadth of the products and services offered. The Company expects competition from a number of sources. In addition, the Company expects additional competition from other established and emerging companies as the public’s acceptance of VoIP continues to develop and expand. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company’s business, operating results and financial condition. Many of the Company’s current and potential competitors have significantly greater financial, marketing or other resources than the Company. As a result, they may be able to devote greater resources to the development and implementation of their services than the Company. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their services to address the needs of the Company’s prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, operating results and financial condition.

INTERNET TELEPHONY HAS NOT ACHIEVED, AND MAY NEVER ACHIEVE, WIDESPREAD MARKET ACCEPTANCE.

Using Internet telephony for voice traffic may never achieve widespread acceptance. The Internet telephony market is relatively new; the Company believes less than 10% of all voice calls worldwide are currently transmitted over Internet-based networks. We expect both telecommunications companies and telephone users to resist changing to Internet-based telephony unless it offers clear benefits. Historically, the sound quality of Internet telephone calls has been poor. Due to capacity constraints on the Internet over which Internet telephone calls travel, callers sometimes experience transmission delays or transmission errors. If Internet telephone calls do not achieve commercial acceptance at all or as soon as anticipated, our efforts to increase our Internet telephone call business, which is key to our business strategy, could suffer.

IT IS UNCERTAIN THERE WILL BE ACCEPTANCE AND MAINTENANCE OF THE VOCALSCAPE COMPANY BRAND.

The Company believes that establishing and maintaining the Company brand is critical to its efforts to attract consumers and business partners to its sites and that the importance of brand recognition will increase due to the growing number of consumers, an increase in the number of competitors and relatively low barriers to entry to the VoIP market. If consumers and business partners do not perceive the content or experience of using the Company’s Web site to be of high quality, the Company will be unsuccessful in promoting and maintaining the Company brand. Other than links to the Company’s Web site which the Company anticipates making through news groups, forums and industry web pages, the Company does not anticipate entering into a significant distribution relationship with any major online search or navigation company. In order to attract and retain consumers and business partners and to promote the Company brand in response to competitive pressures, the Company may find it necessary to increase its budget or otherwise to increase substantially its financial commitment to creating and maintaining a distinct brand loyalty among consumers and business partners. If either the Company or its strategic business partners fail to promote and maintain the Company brand or if the Company incurs excessive expenses in an attempt to promote and maintain the Company brand, the Company’s business, financial condition and results of operations could be materially and adversely affected.

WE EXPECT THE PRICING ADVANTAGE OF INTERNET TELEPHONY TO DECLINE, WHICH WOULD HAMPER OUR EFFORTS TO EXPAND THIS KEY COMPONENT OF OUR BUSINESS.

Today, Internet telephony generally enjoys a price advantage over traditional international long distance rates. We expect this price differential to decline, and it may decline more rapidly than we expect. If prices of traditional international long distance calls decline to a point where Internet telephony no longer offers a price advantage, Internet telephony will lose an important competitive advantage and the prospects for this key component of our business will decline.

OUR CUSTOMERS REQUIRE A HIGH DEGREE OF RELIABILITY IN THE DELIVERY OF OUR SERVICES, AND IF WE CANNOT MEET THEIR EXPECTATIONS FOR ANY REASON, DEMAND FOR OUR PRODUCTS AND SERVICES WILL SUFFER.

Our success depends in large part on our ability to assure generally error-free services, uninterrupted operation of our network and software infrastructure, and a satisfactory experience for our customers’ end users when they use Internet-based communications services. To achieve these objectives, we depend on the quality, performance and scalability of our products and services, the responsiveness of our technical support and the capacity, reliability and security of our network operations. The satisfactory performance, reliability and availability of the Company’s service and its network infrastructure are critical to attracting Web users and maintaining relationships with strategic business partners and consumers. System interruptions that result in the unavailability of the site, slower response times, or processing of online transactions could reduce the attractiveness of the Company’s service to strategic business partners and consumers. The Company may experience such system interruptions from time to time. Also, the addition of significant numbers of business partners to the Company’s system or in the volume of traffic on the Company’s online site could cause temporary capacity restraints which could reduce response times and cause degradation in customer service. Such increases in business partners and traffic may require the Company to expand and adapt its network infrastructure. In addition, the Company expects that it will depend on a limited number of suppliers for certain key technologies used to roll out and manage the Company service. There can be no assurance that the Company will be able to expand its network infrastructure on a timely basis to meet increased demand or that key technology suppliers will continue to provide the Company with products and services that meet the Company’s requirements. Any increase in system interruptions or slower response times resulting from the foregoing factors could have a material adverse effect on the Company’s business, financial condition and results of operation.

OUR INTERNET TELEPHONY REVENUE IS CONCENTRATED IN ONLY A SMALL NUMBER OF CUSTOMERS, THE LOSS OF ANY ONE OF WHICH COULD HARM OUR REVENUES AND PROFITABILITY.

Only a small number of customers have end users that originate or terminate Internet telephone calls using our Internet telephony services. The loss of any of these customers could have a material adverse effect on our Internet telephony business because it would be difficult to replace that business. Any future growth depends in large part on our ability to establish relationships with new customers wishing to originate or terminate Internet telephone calls.

IF WE ARE UNABLE TO DEVELOP AND INTRODUCE NEW PRODUCTS AND SERVICES, WE WILL BE LESS LIKELY TO ATTRACT OR RETAIN CUSTOMERS.

We expect the market for Internet communications products and services to continue to change rapidly. To succeed, we will be required to adapt to those changes by improving and enhancing our existing products and services, and developing and introducing new products and services. We have not demonstrated that we can consistently develop and market product enhancements and new products or services on a timely or on a cost-effective basis. If we fail to produce technologically competitive products and services in a cost-effective manner and on a timely basis, our business will be harmed.

THIRD PARTIES MAY ATTEMPT TO DRAW VOCALSCAPE BUSINESS AWAY FROM US BY USING THE NAME “VOCALSCAPE” IN A DOMAIN NAME CONTROLLED BY THAT THIRD PARTY.

The Company currently holds and licenses the Web domain name relating to its brand, specifically the Vocalscape domain name. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, there can be no assurance that the Company will be able to acquire or maintain relevant domain names in all countries in which it intends to conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. The Company, therefore, may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of its trademarks and other proprietary rights. Any such inability could have a material adverse effect on the Company’s business, financial condition and results of operation.

IF WE CANNOT RETAIN ROBERT KOCH, OUR CHAIRMAN OF THE BOARD OR TCHAVDAR PASKOV, OUR CHIEF TECHNOLOGY OFFICER, OUR OPERATIONS WILL BE HARMED.

The success of the Company depends on the continued contributions of its senior management and advisors, particularly Robert Koch, its Chairman of the Board, and Tchavdar Paskov, its Chief Technology Officer. The loss of services of either of Robert Koch or Tchavdar Paskov could have a material adverse effect on the Company. See “Management.”

OUR FAILURE TO MANAGE GROWTH COULD HARM THE COMPANY’S BUSINESS; WE NEED TO HIRE AND RETAIN QUALIFIED PERSONNEL TO SUSTAIN THE GROWTH OF OUR BUSINESS.

Due to the nature of the industry and the size of the potential interest in the Company’s technologies, rapid growth in the scope of operations is anticipated. This growth will require additional personnel and will have associated higher levels of operating expenses. In order to manage these operations effectively, the Company will need to continuously implement and improve it’s operational, financial and management information systems, as well as manage customer service, personnel and business systems. The Company’s ultimate success may be dependent in large part upon its ability to attract and retain additional personnel in such areas as financial management, engineering, customer service and marketing. There can be no assurance that suitable persons for such areas can be located or retained, or that the Company will successfully meet the other challenges imposed by rapid growth. The failure to attract and retain sufficient personnel or to otherwise manage its operational, financial, and other systems adequately could have a material adverse effect on the Company’s business, operating results and financial condition.

U.S. OR FOREIGN GOVERNMENTAL REGULATIONS REGARDING INTERNET TELEPHONY OR THE INTERNET GENERALLY MAY BE ENACTED, WHICH COULD IMPEDE OUR BUSINESS.

The use of the Internet and private IP networks to provide voice communications services are a relatively recent market development. Although the provision of such services is currently permitted by United States law and is largely unregulated within the United States, several foreign governments have adopted laws and/or regulations that could restrict or prohibit the provision of voice communications services over the Internet or private IP networks. More aggressive regulation of the Internet in general, and Internet telephony providers and services specifically, may materially and adversely affect our business, financial condition, operating results and future prospects, particularly if increasing numbers of governments impose regulations restricting the use and sale of IP telephony services. In May 2005, the FCC adopted rules requiring providers of interconnected VoIP services to supply 911 emergency calling capabilities to their customers as a mandatory feature of the service by November 28, 2005. “Interconnected” VoIP services are VoIP services that allow a user generally to receive calls from and make calls to the traditional telephone network. Under the FCC rules, interconnected VoIP providers must:

•   Deliver 911 calls to the local emergency call center;
•   Deliver the customer’s call back number and location information where the emergency call center is capable of receiving it; and
•   Inform their customers of the capabilities and limitations of their VoIP 911 service.

The regulatory treatment of IP communications outside the United States varies significantly from country to country. The regulations the Company or its customers may be subject to in many jurisdictions change from time to time, they may be difficult to obtain or it may be difficult to obtain accurate legal translations where official legal translations are unavailable. In our experience, the enforcement of these regulations does not always track the letter of the law. Accordingly, although the Company devotes considerable resources to maintaining compliance with these regulations, the Company cannot be certain that it is in compliance with all of the relevant regulations at any point in time.

While some countries prohibit IP telecommunications, others have determined that IP services offer a viable alternative to traditional telecommunications services. As the Internet telephony market has expanded, regulators have begun to reconsider whether to regulate Internet telephony services. Some countries currently impose little or no regulation on Internet telephony services. For instance, on January 5, 2001, in the European Union, the European Commission (“EC”) released a decision concluding that VoIP, in general, continues to fall outside the definition of voice telephony, except where the services satisfy all of four conditions. To date, the EC has not ruled that any particular type of VoIP service (such as computer-to-computer or phone-to-phone) satisfies all of these exception conditions. As a result the EC directed Member States to permit providers to offer VoIP under data transmission general authorizations and without requiring compliance with more burdensome individual licenses and regulations applicable to traditional voice telephony. Uncertainty about and adoption of new regulations could increase our costs of doing business, or prevent us from delivering our products and services over the Internet or significantly slow the growth of the Internet. This could delay growth in demand for our products and services and harm our business.

POTENTIAL THIRD PARTY INFRINGEMENT OF OUR INTELLECTUAL PROPERTY MAY CAUSE HARM TO OUR BUSINESS AND COMPETITIVE ABILITY.

The Company relies and intends to rely principally upon a combination of copyright, trademark and trade secret laws, non-disclosure agreements and other contractual provisions to establish and maintain its intellectual rights. As part of its confidentiality procedures, the Company generally enters into nondisclosure and confidentiality agreements with each of its employees, consultants and corporate partners to limit access to and distribution of its proprietary information. There can be no assurance that the Company’s efforts to protect its intellectual property rights will be successful. Despite the Company’s efforts to protect its intellectual property rights, unauthorized third parties, including competitors, may be able to copy or reverse engineer certain portions of the Company’s software or proprietary systems, and use such copies to create competitive products or services which could have a material adverse effect on the Company’s business, operating results and financial condition.

ROBERT KOCH, OUR CHAIRMAN CURRENTLY HOLDS A SIGNIFICANT PERCENTAGE OF OUR STOCK, HAS VOTING RIGHTS EQUAL TO MORE THAN 74% OF THE VOTING CONTROL OF THE SHAREHOLDERS THOUGH HIS HOLDINGS OF SERIES A CONVERTIBLE PREFERRED STOCK AND WILL BE ABLE TO CONTROL MATTERS REQUIRING STOCKHOLDER APPROVAL.

Robert W. Koch, Chairman of the Company, currently owns or has voting power over approximately 17.44% of the issued and outstanding shares of common stock of the Company or voting rights to 10,002,804 shares of the 57,123,435 shares of common stock issued and outstanding at November 6, 2006 and voting power of all shares of Series A Convertible Preferred Stock of the Company. Mr. Koch holds 35,000 shares of Series A Convertible Preferred Stock, which, in conjunction with his beneficial ownership interest in his shares of common stock, gives Mr. Koch control over approximately 80% of the voting power of the Company.

The Company has designated 100,000 shares of its blank check preferred stock as “Series A Convertible Preferred Stock.” Each share of Series A Convertible Preferred Stock is (i) convertible, at the option of the holder, on a 1-for-1 basis, into shares of common stock (subject to stock dividends, stock splits and the like), (ii) automatically converts into common stock immediately prior to a merger, sale of assets, share exchange, or other reorganization, (iii) receives a liquidation preference of $0.50 per share, and (iv) has voting rights equal to 5,000 shares of common stock (subject to stock dividends, stock split and the like). The rights of holders of common stock could be materially limited upon the issuance of shares of Series A Convertible Preferred Stock because the designated 100,000 shares of Series A Convertible Preferred Stock have aggregate voting power equal to 500,000,000 shares of common stock of Vocalscape. Vocalscape is authorized in its Articles of Incorporation, as amended, to issue 100,000,000 shares of common stock. The effect of the creation of the Series A Convertible Preferred Stock is that the future holders of Series A Convertible Preferred Stock could have voting power greater than the aggregate voting power of the holders of shares of common stock of Vocalscape, thereby effecting a change in control of Vocalscape to the holders of shares of Series A Convertible Preferred Stock.

Robert W. Koch holds 35,000 shares of Series A Convertible Preferred Stock as of November 6, 2006, of which the voting power is equal to 175,000,000 shares of Company common stock. Robert Koch has control of approximately 80% of the voting power of the Company.

OUR ARTICLES OF INCORPORATION AND BYLAWS AND NEVADA LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER AND DEPRESS OUR STOCK PRICE.

Provisions of our Articles of Incorporation, Bylaws and Nevada law make it difficult for a third party to acquire us, despite the possible benefit to our stockholders, and this may potentially lower the price of our common stock. These provisions of our Articles of Incorporation and bylaws:

•  authorize the board to issue preferred stock without stockholder approval;

•  prohibit cumulative voting in the election of directors;

•  limit the persons who may call special meetings of stockholders; and

•  establish advance notice requirements for nominations for the election of the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

In addition, we may adopt a shareholder rights plan, or “poison pill.” These factors may discourage takeover attempts that otherwise may be beneficial to stockholders.

OUR COMMON STOCK IS DEEMED TO BE “PENNY STOCK,” WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Exchange Act. Penny stocks (i) are stock with a price of less than $5.00 per share, (ii) that are not traded on a “recognized” national exchange, (iii) whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share), or (iv) those of issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Rules 15g-1 through 15g-9 promulgated under the Exchange Act impose sales practice and disclosure requirements on certain brokers-dealers who engage in certain transactions involving a “penny stock.” Subject to certain exceptions, a penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. The market price of our common stock on the OTCBB during the year ended December 31, 2005 has ranged between high of $0.84 and a low of 0.08 per share, and our common stock are deemed penny stock for the purposes of the Exchange Act. The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of the stock and impede the sale of our stock in the secondary market. A broker-dealer selling penny stock to anyone other than an established customer or “accredited investor,” generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse, must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the United States Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

IN THE EVENT THAT YOUR INVESTMENT IN OUR COMMON STOCK IS FOR THE PURPOSE OF DERIVING DIVIDEND INCOME OR IN EXPECTATION OF AN INCREASE IN MARKET PRICE OF OUR STOCK FROM THE DECLARATION AND PAYMENT OF DIVIDENDS, YOUR INVESTMENT WILL BE COMPROMISED BECAUSE WE DO NOT INTEND TO PAY DIVIDENDS.

We have never paid a dividend to our shareholders, and we intend to retain our cash for the continued development of our business. We do not intend to pay cash dividends on our common stock in the foreseeable future. As a result, your return on investment will be solely determined by your ability to sell your stock in a secondary market.

TRADING ON THE OTC BULLETIN BOARD MAY BE SPORADIC BECAUSE IT IS NOT A STOCK EXCHANGE, AND STOCKHOLDERS MAY HAVE DIFFICULTY RESELLING THEIR SHARES.

Our common stock is quoted on the OTC Bulletin Board. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with a company’s operations or business prospects. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like Nasdaq or a stock exchange such as the American Stock Exchange. Accordingly, you may have difficulty reselling any of the stock you purchase from the selling stockholders.

THE RIGHTS OF STOCKHOLDERS ARE SUBJECT TO, AND MAY ADVERSELY AFFECTED BY, THE RIGHTS OF HOLDERS OF ANY PREFERRED STOCK THAT MAY BE ISSUED IN THE FUTURE.

The existence of “blank check” preferred stock in Vocalscape’s Articles of Incorporation could be used by Vocalscape as an anti-takeover device. The issuance shares of preferred stock with superior voting rights to shares of common stock, could delay or inhibit the removal of incumbent directors and could delay, defer, make more difficult or prevent a merger, tender offer or proxy content, or any change in control involving Vocalscape, as well as the removal of management, even if such events would be beneficial to the interests of Vocalscape’s shareholders, and may limit the price certain investors may be willing to pay in the future for shares of common stock.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF NEVADA STATE LAW HINDER A POTENTIAL TAKEOVER OF VOCALSCAPE.

Though not now, we may be or in the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation. The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging takeovers of the corporation.

In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of Vocalscape from doing so if it cannot obtain the approval of our board of directors.

DESCRIPTION OF CAPITAL STOCK

The common stock of Vocalscape Networks is registered pursuant to Section 12 of the Exchange Act, and therefore, the description of securities is omitted. See “Description of Securities” in the Company’s Registration Statement on Form 10-SB, filed with the Commission on September 9, 1999 (File No. 27277).

USE OF PROCEEDS

Vocalscape Networks will not receive any proceeds from the sale of common stock by the selling stockholder.

SELLING STOCKHOLDER

The following table sets forth (i) the name and relationship to Vocalscape Networks and its affiliates of each selling stockholder, (ii) the number of outstanding shares of common stock beneficially owned by each selling stockholder prior to this offering, and (iii) the number of shares of common stock beneficially owned by each selling stockholder and (if one percent or more) the percentage of outstanding shares of common stock to be beneficially owned by each selling stockholder assuming the exercise of all options granted and the sale of all shares acquired upon exercise of such options. See “Plan of Distribution.”

NAME OF SELLING STOCKHOLDER	NUMBER OF SHARES BENEFICIALLY OWNED PRIOR TO THE OFFERING	NUMBER OF SHARES BEING OFFERED	NUMBER OF SHARES BENEFICIALLY OWNED AFTER THE OFFERING
			NUMBER OF SHARES	PERCENTAGE(1)

Robert Koch(2)	10,002,804	3,000,000	7,002,809	12.25%
Ron McIntyre	4,033,711	200,000	3,833,711	6.71%

(1) Applicable percentage ownership as of November 6, 2006 is based upon 57,123,435 shares of common stock issued and outstanding. Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Under Rule 13d-3, shares issuable within 60 days upon exercise of outstanding options, warrants, rights or conversion privileges (“Purchase Rights”) are deemed outstanding for the purpose of calculating the number and percentage owned by the holder of such Purchase Rights, but not deemed outstanding for the purpose of calculating the percentage owned by any other person. “Beneficial ownership” under Rule 13d-3 includes all shares over which a person has sole or shared dispositive or voting power.

(2) Chairman of the Board of Directors of Vocalscape Networks.

(3) President of Vocalscape Networks.

The selling stockholders listed in the table above are each an “affiliate” of Vocalscape Networks within the meaning of the rules and regulations under the Securities Act of 1933, as amended (the “Securities Act”), and may not offer or sell the common stock registered hereby unless such offers and sales are made pursuant to an effective registration statement under the Securities Act or pursuant to an appropriate exemption from the registration requirements of the Securities Act. Upon such offers and sales, such person may be deemed to be an “underwriter” as that term is defined in Section 2(11) of the Securities Act. Persons through whom such person may sell may also be deemed to be underwriters. State laws may also limit resales in certain circumstances.

Under Section 16(b) of the Exchange Act, any person who is a beneficial owner of more than ten percent (10%) of any equity security of Vocalscape Networks registered under the Exchange Act (such as the Vocalscape Networks’s common stock), or an officer or director of Vocalscape Networks (as these terms are defined in applicable rules), may be liable to Vocalscape Networks for profit realized from any purchase and sale (or any sale and purchase) of any equity security (which term includes derivative securities, such as options) of Vocalscape Networks within a period of less than six months, irrespective of the intention on the part of such person in entering the transaction. In determining ownership of the shares of Vocalscape Networks’s common stock, such person will be required to include certain shares issuable on exercise of options or warrants or upon conversion of convertible securities.

The selling stockholders listed in the table above are advised to consult with their own counsel as to each of their status as an “affiliate” of Vocalscape Networks and as to the applicability of Section 16(b) of the Exchange Act to any sale of shares of common stock of Vocalscape Networks.

PLAN OF DISTRIBUTION

In this section of the prospectus, the term “selling security holder” means and includes: (1) the persons identified in the table above and (2) any of their donees, pledgees, distributees, transferees or other successors in interest who may (i) receive any of the shares of our common stock offered hereby after the date of this prospectus and (ii) offer or sell those shares hereunder.

The shares of our common stock offered by this prospectus may be sold from time to time directly by the selling security holders. Alternatively, the selling security holder may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The selling security holder as of the date of this prospectus has advised us that there were no underwriting or distribution arrangements entered into with respect to the common stock offered hereby. The distribution of the common stock by the selling security holder may be effected: in one or more transactions that may take place on the OTC Bulletin Board (including one or more block transactions) through customary brokerage channels, either through brokers acting as agents for the selling security holders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the OTC Bulletin Board; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of our common stock.

The selling security holder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our common stock in the course of hedging the positions they assume with the selling security holders. The selling security holder also may sell shares short and redeliver the shares to close out such short positions. The selling security holder may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our common stock. The broker-dealer may then resell or otherwise transfer such shares of common stock pursuant to this prospectus.

The selling security holder also may lend or pledge shares of our common stock to a broker-dealer. The broker-dealer may sell the shares of common stock so lent, or upon a default the broker-dealer may sell the pledged shares of common stock pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock the selling security holders.

Although the shares of common stock covered by this prospectus are not currently being underwritten, the selling security holders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of common stock may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The selling security holder will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling security holders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the common stock offered hereby. However, the selling security holders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock offered pursuant to this prospectus.

There can be no assurance that the selling security holders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

The legality of the common stock to be offered hereby has been passed upon by Thomas E. Puzzo, Esq., of Seattle, Washington.

EXPERTS

The financial statements incorporated by reference in this prospectus have been audited by Salberg & Company, P.A., independent registered public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We file annual, quarterly and current reports and other information with the Commission. You may read and copy, upon payment of a fee set by the Commission, any documents that we file with the Commission as its public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also call the Commission at 1-800-432-0330 for more information on the public reference rooms. Our filings are also available to the public on the Internet through the Commission’s EDGAR database. You may access the EDGAR database at the Commission’s website at www.sec.gov.

This prospectus is part of a registration statement on Form S-8 that we have filed with the Commission to register the common stock offered hereby under the Securities Act. As permitted by Commission rules, this prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules that we file with the Commission. You may refer to the registration statement, the exhibits and schedules for more information about us and our common stock. The registration statement, exhibits and schedules are available at the Commission’s public reference rooms or through its EDGAR database on the Internet.

You should rely only on the information contained in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different information.

Our common stock is quoted on the OTC Bulletin Board under the symbol “VOSC.”

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT  BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER  PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

3,200,000 SHARES

VOCALSCAPE NETWORKS, INC.

COMMON STOCK

PROSPECTUS

NOVEMBER 7, 2006

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have been filed with the Commission by the Registrant are incorporated by reference in this registration statement: (i) the Registrant’s Annual Report on Form 10-KSB and Form 10-KSB, as amended, for the fiscal year ended December 31, 2005, and (ii) the Registrant’s Quarterly Reports on Form 10-QSB and Form 10-QSB, as amended, for the quarter ended March 31, 2006, and June 30, 2006 (iii) the Registrant’s Reports on Forms 8-K and Forms 8-K, as amended, filed January, 9, 2006, January 23, 2006, March 30, 2006, April 27, 2006, June 1, 2006, June 26, 2006 and September 29, 2006, (iv) the Registrant’s Registration Statement on Form 10-SB, as amended, as filed with the Commission on September 8, 1999, and (v) the Registrant’s Registration Statement on Form S-8, as filed with the Commission on November 2, 2006.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES

The description of the common stock contained in our Registration Statement (File No. 000-27277) on Form 10-SB, as amended, filed with the Commission on September 8, 1999, is hereby incorporated by reference.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.751 of the Nevada General Corporation Law generally allows the Registrant to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise. The Registrant may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to pay any such amounts if it is later determined that such person was not entitled to be indemnified by the Registrant. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Vocalscape Networks pursuant to the foregoing provisions, Vocalscape Networks has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. INDEX TO EXHIBITS

See the attached Exhibit Index at page 21, which is incorporated herein by reference.

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; (iii) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Safety Harbor, State of Florida, on this 6th day of November, 2006.

VOCALSCAPE NETWORKS, INC. (Name of Registrant)

Date: November 7, 2006	By:	/s/ Ron McIntyre
Ron McIntyre
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ron McIntyre his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ron McIntyre	President and Director	11/06/06
Ron McIntyre /s/ Robert W. Koch	Chairman of the Board of Directors	11/06/06
Robert W. Koch
/s/ Robert Koch	Director	11/06/06
Robert Koch
/s/ Lawrence Hartman	Director	11/06/06
Lawrence Hartman	Director
David Otto

INDEX TO EXHIBITS

Number	Description
4.1(1)	Vocalscape Networks, Inc. 2006 Stock Option Plan
5.1	Opinion of Thoma E. Puzzo, Esq.
23.1	Consent of Thoma E. Puzzo, Esq. (contained in exhibit 5.1)
23.2	Consent of Salberg & Company, P.A.

(1) Incorporated by reference to the Vocalscape Networks, Inc.’s Registration Statement on Form S-8, filed with the Commission on November 3, 2006.